CONSUMER PARTNERS ACQUISITION CORP.

NOMINATING AND GOVERNANCE
COMMITTEE CHARTER

I.  PURPOSE

The purpose of the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Consumer Partners Acquisition Corp. (the “Corporation”) is:

1.  To assist the Board by identifying qualified candidates for director, and to recommend to the Board the director nominees for the next annual meeting of stockholders;

2.  To lead the Board in its annual review of the Board’s performance;

3.  To recommend to the Board director nominees for each Board Committee;

4.  To oversee the annual process of evaluation of the performance of the Company’s management; and

5.  To develop and recommend to the Board corporate governance guidelines applicable to the Company.

II.  MEMBERSHIP AND PROCEDURES

A. Membership and Appointment

The Committee shall be comprised of not fewer than two members of the Board, as shall be determined from time to time by the Board. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall hold office until their resignations or until their successors shall be duly elected and qualified.

All members of the Committee shall qualify as “independent directors” for purposes of the listing standards of The American Stock Exchange, as such standards may be changed from time to time.

B. Removal

The entire Committee or any individual Committee member may be removed without cause by the affirmative vote of a majority of the Board. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Secretary of the Corporation, or the Board (unless the notice specifies a later time for the effectiveness of such resignation). The Board may elect a successor to assume the available position on the Committee when the resignation becomes effective.

C. Chairperson

A chairperson of the Committee (the “Chairperson”) may be designated by the Board. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda for and the length of meetings and shall have unlimited access to management and to information relating to the Committee’s purposes. The Chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Committee.

D. Meetings, Minutes and Reporting

The Committee shall meet at least two times per year, or more frequently as circumstances dictate. All Committee members are expected to attend each meeting, in person or via tele- or video-conference.

The Committee shall keep minutes of the proceedings of the Committee. In addition to the specific matters set forth herein requiring reports by the Committee to the full Board, the Committee shall report such other significant matters as it deems necessary concerning its activities to the full Board. The Committee may appoint a Secretary whose duties and responsibilities shall be to keep records of the proceedings of the Committee for the purposes of reporting Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Committee, or otherwise at the direction of a Committee member. The Secretary need not be a member of the Committee or a Director and shall have no membership or voting rights by virtue of the position.

E. Delegation

The Committee may, by resolution passed by a majority of the Committee members, designate one or more subcommittees, each subcommittee to consist of one or more members of the Committee. Any such subcommittee, to the extent provided in the resolutions of the Committee and to the extent not limited by applicable law, shall have and may exercise all the powers and authority of the Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Committee or the Board when required.

F. Authority to Retain Advisers

In the course of its duties, the Committee shall have the authority, at the Corporation’s expense and without needing to seek approval for the retention of such advisors or consultants from the Board, to retain and terminate consultants (including search firms to be used to identify candidates to serve as directors), legal counsel, or other advisors, as the Committee deems advisable, including the sole authority to approve any such advisers’ fees and other retention terms.

III.  DUTIES AND RESPONSIBILITIES

The following shall be recurring duties and responsibilities of the Committee in carrying out its purposes. These duties and responsibilities are set forth below as a guide to the Committee, with the understanding that the Committee may alter or supplement them as appropriate under the circumstances, to the extent permitted by applicable law.

1.	Evaluate the current composition, organization and governance of the Board and its committees, and make recommendations to the Board for approval.

2.
Determine desired Board member skills and attributes and conduct searches for prospective directors whose skills and attributes reflect those desired. Evaluate and propose nominees for election to the Board. At a minimum, nominees for service on the Board must meet the threshold requirements set forth in the Nominating and Governance Committee Policy Regarding Qualifications of Directors attached as Appendix A hereto. Each nominee will be considered both on his or her individual merits and in relation to existing or other potential members of the Board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced Board.

3.	Administer the annual Board of Directors performance evaluation process, including conducting surveys of director observations, suggestions and preferences.

4.
Evaluate and make recommendations to the Board of Directors concerning the appointment of directors to Board committees, the selection of Board committee chairs, and proposal of the slate of directors for election to the Board.

5.
Consider bona fide candidates recommended by stockholders for nomination for election to the Board in accordance with the Procedures for Stockholders Submitting Nominating Recommendations attached hereto as Appendix B. The Committee will consider such candidates in accordance with the policies set forth in Policy on Stockholder Recommendation of Candidates for Election of Directors attached hereto as Appendix C.

6.	As necessary in the Committee’s judgment from time to time, retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the Board.

7.	Evaluate and recommend termination of membership of individual directors in accordance with the Board of Directors’ governance principles, for cause or for other appropriate reasons.

8.	Evaluate and consider matters relating to the qualifications of directors.

9.	Oversee the annual process of performance evaluations of the Company’s management.

10.	Oversee the process of succession planning for the Chief Executive Officer and, as warranted, other senior officers of the Company.

11.	Develop, adopt and oversee the implementation of a Code of Business Conduct and Ethics for all directors, executive officers and employees of the Company.

12.
Review and maintain oversight of matters relating to the independence of Board and committee members, keeping in mind the independence standards of the Sarbanes-Oxley Act of 2002 and the rules of The American Stock Exchange.

13.	Develop and monitor compliance with a set of corporate governance principles for the Company, and periodically recommend any proposed changes to the Board for approval.

14.	Oversee and assess the effectiveness of the relationship between the Board and Company management.

15.	Form and delegate authority to subcommittees when appropriate.

16.	Make regular reports to the Board concerning its activities.

17.	Annually review and reassess the adequacy of this Charter and the appendices hereto and recommend any proposed changes to the Board for approval.

18.	Annually evaluate its own performance.

19.	Fulfill such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or the Chairman of the Board.

APPENDIX A

Nominating and Governance Committee Policy Regarding
Qualifications of Directors

The Nominating and Governance Committee (the “Committee”) of Consumer Partners Acquisition Corp. (the “Company”) believes that members of the Company’s Board of Directors (the “Board”) must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. It is therefore the policy of the Committee that all persons nominated to serve as a director of the Company should possess the minimum qualifications described in this Policy. These are only threshold criteria, however, and the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the board at the time, and other relevant circumstances. This Policy may be modified by the Committee from time to time.

1.	Integrity and Ethical Values. Candidates should possess the highest personal and professional standards of integrity and ethical values.

2.	Commitment. Candidates must be committed to promoting and enhancing the long term value of the Company for its stockholders.

3.
Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

4.
Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

5.
Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise.

6.
Oversight.  Candidates are expected to have sound judgment, derived from management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

7.	Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company. These include:

•	contemporary governance concerns;
•	regulatory obligations of a public issuer;
•	strategic business planning;
•	competition in a global economy; and
•	basic concepts of corporate accounting and finance.

8.
Available Time. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. It is expected that each candidate will be able to arrange their business and professional commitments, including service on the boards of other companies and organizations, so that they are available to attend the meetings of the Company’s Board and any committees on which they serve, as well as the Company’s annual meeting of stockholders.

9.	Board Policies. The candidate’s election must not conflict with any applicable Board policies.

10.
Limited Exceptions. Under exceptional and limited circumstances, the Committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Company and its stockholders.

11.	Additional Qualifications. In approving candidates for election as director, the Committee will also assure that:

•	at least a majority of the directors serving at any time on the Board are independent, as defined under the rules of The American Stock Exchange;
•	at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under the rules of The American Stock Exchange;
•	at least one of the directors qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission; and
•	the independent directors should have general familiarity with an industry or industries in which the Company conducts a substantial portion of its business or in related industries.

APPENDIX B

Procedures for Stockholders
Submitting Nominating Recommendations

The Nominating and Governance Committee (the “Committee”) of Consumer Partners Acquisition Corp. (the “Company”) has adopted the following procedures for Company stockholders to submit recommendations for nomination to the Company’s Board of Directors (the “Board”). The Committee may amend theses procedures from time to time.

1.
Security Holders Entitled to Make Submissions. The Committee will accept for consideration submissions of recommendations for the nomination of directors from stockholders who meet the minimum percentage ownership requirements that the Board may establish from time to time. Submissions of such recommendations must comply with the requirements set forth below. Acceptance of a recommendation for consideration does not imply that the Committee will nominate the recommended candidate.

2.
Manner and Address for Submission. All stockholder nominating recommendations must be in writing, addressed to the Committee care of the Company’s corporate secretary at the Company’s principal offices. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered.

3.	Information Concerning the Recommending Stockholders. A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

•	The name and address, including telephone number, of the recommending stockholder;
•	The number of the Company’s shares owned by the recommending stockholder and the time period for which such shares have been held;
•
If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held. Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held; and

•	A statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders.

4.	Information Concerning the Proposed Nominee. A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•
the information required by Item 401 of Regulation S-K (generally providing for disclosure of the name, address, and business experience for the past five years of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company); and
•
the information required by Item 404 of Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with the Company).

5.
Relationships Between the Proposed Nominee and the Recommending Stockholder. The nominating recommendation must describe all relationships between the proposed nominee and the recommending stockholder, and any agreements or understandings regarding the nomination, including those between the recommending stockholder and the nominee.

6.
Other Relationships of the Proposed Nominee. The nominating recommendation shall describe all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, labor unions or other persons with special interests regarding the Company.

7.
Qualifications of the Proposed Nominee. The recommending stockholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company.

8.
Ability to Represent All Stockholders. The recommending stockholder must state whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company.

9.
Consent to be interviewed by the Committee and, if nominated and elected, to serve. The nominating recommendation must be accompanied by the written consent of the proposed nominee to: (a) be considered by the Committee and interviewed if the Committee chooses to do so in its discretion, and (b) if nominated and elected, to serve as a director of the Company. The recommending stockholder must furnish the proposed nominee’s contact information for this purpose.

10.
Timing for Submissions Regarding Nominees for Election at Annual Meetings. A stockholder (or group of stockholders) wishing to submit a nominating recommendation for an annual meeting of stockholders must ensure that it is received by the Company, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. In the event that the date of the annual meeting of stockholders for the current year is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of the Company’s proxy statement for the annual meeting of stockholders for the current year.

11.
Stockholder Groups. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders set forth in paragraph three above must be submitted with respect to each stockholder in the group.

APPENDIX C

Policy on Stockholder Recommendation
of Candidates for Election as Directors

1. It is the policy of Consumer Partners Acquisition Corp. (the “Company”) that the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) consider recommendations for the nomination of directors submitted by holders of the Company’s shares entitled to vote generally in the election of directors.

2. In order for the recommendation of a security holder to be considered under this Policy, the recommending stockholder or group of stockholders must have held at least five percent (5%) of the Company’s voting common stock for at least one year as of the date the recommendation was made.

3. For each annual meeting of stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. An affiliated group of stockholders means stockholders constituting a group under Regulation 13D.

4. The Committee will also consider the extent to which the stockholder making the nominating recommendation intends to maintain its ownership interest in the Company.

5. The Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the Committee for board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.

6. Only those recommendations whose submission complies with the procedural requirements adopted by the Committee will be considered by the Committee.

7. All recommendations submitted by stockholders will be considered in the same manner and under the same process as any other recommendations submitted from other sources.

8. The Committee will select candidates for nomination for the Board according to the qualification criteria established by the Committee.

9. This Policy may revised or revoked by the Board or the Committee at any time.